EX. 99.d.3

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (the “Agreement”), dated as of May 1, 2010, is by and between Columbia Wanger Asset Management, LLC (the “Administrator”), a Delaware limited partnership, and Columbia Acorn Trust, a Massachusetts business trust (the “Trust”), acting on behalf of its series listed in Schedule A. The terms “Trust” or “Fund” are used to refer to Columbia Acorn Trust or its series, as context requires.

I. SERVICES

A. The Trust hereby retains the Administrator, and the Administrator hereby agrees, for the period of this Agreement and under the terms and conditions set forth in this Agreement and subject to the direction and control of the Board of Trustees of the Trust (the “Board”) and the authorized officers of the Trust, to provide all of the services and facilities that are necessary for or appropriate to the business and effective operation of the Trust that are not (a) provided by employees or other agents engaged by the Trust or (b) required to be provided by any person pursuant to any other agreement or arrangement with the Trust, including but not limited to the following:

1.	providing office space, equipment, office supplies and clerical personnel;

2.	overseeing and assisting in the preparation of all general or routine shareholder communications, including responding to shareholder inquires regarding, among other things, share prices, account balances, dividend amounts and payment dates, and changes in account registrations or options, to the extent not provided by the Funds’ transfer agent;

3.	calculating and arranging for notice and payment of dividend, income, and capital gains distributions to shareholders of the Trust;

4.	accumulating information for, overseeing and assisting in the preparation and filing of shareholder reports and other required regulatory reports and communications, including, but not limited to, reports on Form N-CSR, Form N-PX, Form N-Q, Form N-SAR, annual and semi-annual reports to shareholders, proxy materials, and notices pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “1940 Act”);

5.	preparing and filing of tax reports, including the Trust’s income tax returns;

6.	monitoring the Funds’ compliance with Subchapter M of the Internal Revenue Code and other applicable tax laws and regulations;

7.	executing the pricing process and monitoring the reliability of the valuation information received from the independent third-party pricing services and brokers;

8.	coordinating and supervising relations with, and monitoring the performance of, custodians, registrars, depositories, transfer and pricing agents, shareholder servicing agents, accountants, underwriters, brokers and dealers, securities lending agents, corporate fiduciaries, insurers, banks, printers, Fund auditors, and other persons serving the Trust, to the extent deemed necessary or desirable by the Board, and reporting to the Board on the same;

9.	supervising, preparing, maintaining and, subject to the approval of the Trust, filing Fund registration statements and post-effective amendments thereto, notices, reports, tax returns and other documents required by U.S. federal, state and other applicable laws and regulations (other than state “blue sky” laws), including proxy materials and periodic reports to Fund shareholders;

10.	overseeing the preparation and filing of registration statements, notices, reports and other documents required by state “blue sky” laws, and overseeing the monitoring of sales of shares of the Trust for compliance with state securities laws (it being understood that state “blue sky” filings shall be prepared, maintained and filed by the Funds’ transfer agent or distributor);

11.	preparing reports, information, surveys, or other analyses to third parties as deemed necessary or desirable by the Trust;

12.	arranging, if desired by the Trust, for Board members, officers, and employees of the Administrator to serve as Board members, officers, or agents of the Trust;

13.	coordinating and preparing materials with Fund counsel for Board and committee meetings, including reports, evaluations, information, surveys, statistical analyses or other materials on corporate and legal issues relevant to the Trust’s business as the Board may request from time to time;

14.	furnishing corporate secretarial services to the Trust, including, without limitation, coordination with Fund counsel regarding the preparation of materials necessary in connection with meetings of the Board, including minutes, notices of meetings, agendas and other Board materials;

15.	providing Fund accounting and internal audit services;

16.	supervising the computation and publication of the Funds’ daily net asset value quotations pricing, performance and yield information, periodic earnings reports, and other financial data by the Funds’ accountant, consistent with federal securities laws and the Funds’ current prospectuses;

17.	overseeing the computation of the Funds’ daily net asset value in conformity with the actions of the Valuation Committee of the Board and the Funds’ statistical fair valuation process, including such valuation as may be provided by third-party pricing vendors;

18.	overseeing and assisting in the coordination of, and, as the Board may reasonably request or deem appropriate, making reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Trust by others, including the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, underwriters, brokers and dealers, securities lending agents, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable;

19.	providing the Trust with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein;

20.	assisting the Trust with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by the Administrator or its affiliates on behalf of the Trust so that it may be included in financial information certified by Fund officers on Form N-CSR and Form N-Q;

21.	providing compliance services, including administration of the Trust’s compliance program, as directed by the Trust’s Chief Compliance Officer (“CCO”), which may include monitoring the Trust’s compliance with applicable federal, state and foreign securities laws, and the rules and regulations thereunder, as applicable, including, without limitation, the 1940 Act, the Securities Exchange Act of 1934 and the Securities Act of 1933 (the “1933 Act”), each as amended from time to time, and the rules promulgated under each of the foregoing;

22.	monitoring the Funds’ compliance with their respective investment policies and restrictions as set forth in their currently effective prospectuses and statements of additional information, as well as compliance with poison pill restrictions imposed by issuers;

23.	monitoring legal, tax, regulatory, and industry developments relevant to the Trust and assisting in the strategic response to such developments;

24.	administering the Trust’s code of ethics and reporting to the Board on compliance therewith;

25.	providing internal legal support for all administration services provided by the Administrator under this Agreement;

26.	filing claims, monitoring class actions involving portfolio securities, handling administrative matters in connection with such litigation or settlements, and reporting to the Board regarding such matters;

27.	providing expense monitoring and budgeting and arranging for payment of Fund expenses;

28.	providing routine accounting services to the Trust, and consulting with the Funds’ officers, independent accountants, legal counsel, custodian, and transfer and dividend disbursing agent in establishing the accounting policies of the Trust;

29.	monitoring compliance with personal trading guidelines by the Board;

30.	assisting in the Trust’s procurement of fidelity bond coverage and insurance coverage and administering claims thereunder, and filing any fidelity bonds and related notices with the Securities and Exchange Commission (“SEC”) as required by the 1940 Act;

31.	preparing such financial information and reports as may be required by any banks from which the Trust borrows;

32.	maintaining the Trust’s books and records in accordance with all applicable federal and state securities laws and regulations, provided that all such items maintained by it shall be the property of the Trust, and that the Administrator shall surrender promptly to the Trust any such items it maintains upon request, provided that the Administrator shall be permitted to retain a copy of all such items;

33.	administering operating policies of the Trust and recommending to the officers and the Board such modifications to such policies as the Administrator determines necessary or appropriate to facilitate the protection of shareholders or market competitiveness of the Trust and to comply with new legal or regulatory requirements;

34.	assisting the Trust in routine regulatory examinations, inspections or investigations of the Trust;

35.	administering the implementation of the Trust’s privacy policy as required under Regulation S-P;

36.	to the extent such information is made available to the Administrator, reviewing all incoming investor documentation to verify receipt of all information and documentation required by the Administrator in the performance of its services hereunder;

37.	to the extent such information is made available to the Administrator, upon opening new accounts and periodically thereafter as reasonably directed by the Trust, verifying investor identity and checking investor names against the lists of persons subject to economic and trade sanctions published by the U.S. Department of Treasury, Office of Foreign Assets Control and Financial Crimes Enforcement Network, in each case as required by applicable U.S. laws and regulations;

38.	handling inquiries and complaints from regulators, media and the public;

39.	maintaining, together with affiliated companies, a business continuation and disaster recovery program for the Trust; and

40.	overseeing all functions relating to the operation of the Trust as may be delegated to third-party consultants and/or service providers in the various capacities they may serve the Trust.

B. If, as a result of a material change in applicable law, rules or regulations, Fund policies or the activities undertaken or transactions engaged in by the Trust or otherwise, the type or quantity of administrative services to be provided hereunder changes materially, the Trust and the Administrator shall negotiate in good faith such adjustment, if any, in the fee payable under Section IV of this Agreement as may be mutually agreed by the parties.

C. The Administrator agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing the Administrator’s performance under this Agreement.

D. The Administrator and the Trust agree to negotiate in utmost good faith to develop key performance standards, and the methodology that will be used to measure and assess the Administrator’s performance of the services described herein. Such services and applicable service levels shall be set forth in Schedule B hereto and may be modified periodically by mutual written consent of the Trust and the Administrator.

E. The Trust agrees that it will furnish to the Administrator any information that the latter may reasonably request with respect to the services performed or to be performed by the Administrator under this Agreement.

F. It is understood and agreed that in furnishing the Trust with services under this Agreement, neither the Administrator, nor any officer, board member or agent thereof, shall be held liable to any Fund, its shareholders or its creditors for any action taken or thing done by it or its subcontractors or agents on behalf of any Fund in carrying out the terms and provisions of this Agreement if done without bad faith, intentional misconduct or negligence on the part of the Administrator or its subcontractors or agents. It is further understood and agreed that the Administrator may rely upon information furnished to it and reasonably believed to be accurate and reliable.

G. In performing its duties under this Agreement, the Administrator shall comply with all applicable law.

H. The Administrator may delegate its duties and obligations, with the exception of oversight of the Trust’s securities lending agent, under this Agreement to a sub-administrator, subject to approval of the Board.

II. REPRESENTATIONS AND WARRANTIES

A. The Trust hereby represents and warrants to the Administrator, which representations and warranties shall be deemed to be continuing, that, to the best of its knowledge:

1.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder.

2.	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms.

B. The Administrator hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing, that to the best of its knowledge:

1.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder.

2.	This Agreement has been duly authorized, executed and delivered by the Administrator in accordance with all requisite action and constitutes a valid and legally binding obligation of the Administrator, enforceable in accordance with its terms.

3.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

4.	It has adopted and implemented policies and procedures reasonably designed and implemented to facilitate its conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will promptly provide the Trust with a report of each Material Compliance Matter (as defined under the rules related to the 1940 Act).

5.	It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by the Administrator with all requirements of law and sufficient for the Administrator to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds and underwriters. The Administrator shall promptly notify the Trust of any material claims against it with respect to services performed under this Agreement.

III. SPECIAL REPORTS AND ADDITIONAL SERVICES

The Administrator may provide additional special reports and such other similar services as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties. The Administrator shall perform such other services for the Trust upon terms and conditions (including additional compensation) all as mutually agreed upon by the parties from time to time in writing.

IV. COMPENSATION FOR SERVICES

A. The Trust agrees to pay to the Administrator, in full payment for the services furnished, a fee as described in Schedule C (“administrative fee”).

B. The administrative fee shall be paid on a monthly basis and, in the event of the termination of this Agreement, in whole or in part with respect to any Fund, the administrative fee accrued shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

C. The administrative fee shall be paid in cash by the Trust to the Administrator within five (5) business days after the last day of each month. A “business day” shall be any day on which shares of the Trust are available for purchase.

V. WITHHOLDING OF FEES

In the event that the Trust determines, in its sole and reasonable discretion, that there has occurred a material breach of this Agreement that has not been remedied within the applicable cure period following written notice of such breach, the Trust may withhold any fees then payable to the Administrator. If such breach has not been remedied within thirty days of the receipt of a second written notice of such breach, the Trust may retain all or a portion of the withheld fees that is proportionate to the harm caused by such breach, provided, however, that nothing herein shall prevent the Trust from pursuing other remedies to which it may be entitled, including equitable relief or compensatory damages for breach of this Agreement. If the Administrator does not agree with the amount of withheld payments to be retained by the Trust, the parties will go to arbitration, with the costs of arbitration paid by the Administrator.

VI. ALLOCATION OF EXPENSES

A. Except to the extent that such expenses are paid by the Trust’s investment adviser (the “Adviser”) pursuant to a “unitary fee” or other arrangement, the Trust agrees to pay, and, for avoidance of doubt, the Administrator shall not be responsible for paying, and shall be reimbursed promptly by the Trust if it pays, any costs and expenses incidental to the organization, operations and business of the Trust, including but not limited to:

1.	Administrative fees payable to the Administrator for its services under this Agreement.

2.	Fees and charges for investment advisory services provided to the Trust by any person, and the fees payable to any investment sub-adviser engaged by the Trust.

3.	Fees payable pursuant to any plan adopted by the Trust under Rule 12b-1 under the 1940 Act.

4.	Fees and charges of transfer, shareholder servicing, shareholder recordkeeping and dividend disbursing agents and all other expenses relating to the issuance, redemption, and exchange of shares of the Funds and the maintenance and servicing of shareholder accounts.

5.	Fees and charges for bookkeeping, accounting, financial reporting and tax information services provided to the Trust by any person.

6.	Fees and charges for services of the Trust’s independent auditors and for services provided to the Trust by external legal counsel, including expenses of Trust litigation.

7.	Fees and charges of depositories, custodians, and other agencies for the safekeeping and servicing of its cash, securities, and other property.

8.	Fund taxes and fees and charges of any person other than the Administrator for preparation of the Funds’ tax returns.

9.	Fees payable to federal, state, or other governmental agencies, domestic or foreign, and expenses necessary for the maintenance of the Trust’s legal existence, including the filing of any required reports, charter document amendments or other documents.

10.	Organizational expenses of the Trust or any Fund.

11.	Expenses of printing and distributing Fund prospectuses, statements of additional information and shareholder reports.

12.	Expenses of registering and maintaining the registration of the Trust under the 1940 Act and, if applicable, the 1933 Act, of qualifying and maintaining qualification of the Trust and the Funds’ shares for sale under securities laws of various states or other jurisdictions and of registration and qualification of the Trust under all laws applicable to the Trust or its business activities.

13.	Brokerage commissions and other transaction expenses in connection with the Trust’s purchase and sale of assets.

14.	Premium on the bond required by Rule 17g-1 under the 1940 Act, and other expenses of bond and insurance coverage required by law or deemed advisable by the Board.

15.	Fees of consultants employed by the Trust, including the costs of pricing sources for Fund portfolio securities.

16.	Board member, officer and employee expenses (including to the extent specifically approved by the Board, all of the expenses of the Trust’s CCO) which include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, all expenses of meetings of the Board and committees, and all other benefits paid to or provided for Board members, officers and employees (including insurance), except the Trust will not pay any fees or expenses of any person who is an officer or employee of the Adviser or its affiliates.

17.	Expenses incidental to holding meetings of Fund shareholders, including printing and supplying each record-date shareholder with notice and proxy solicitation materials, and all other proxy solicitation expenses.

18.	Expenses incurred in connection with lending portfolio securities of the Trust.

19.	Interest on indebtedness and any other costs of borrowing money.

20.	Fees, dues, and other expenses incurred by the Trust in connection with membership of the Trust in any trade association or other investment company organization.

21.	Other expenses payable by the Trust pursuant to separate agreements of the Trust.

22.	Other expenses properly payable by the Trust, as approved by the Board.

B. The Administrator agrees to pay all expenses it incurs in connection with the services it provides under the terms of this Agreement including, but not limited to, maintaining staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide office space, facilities, equipment and necessary personnel which it is obligated to provide under Section I of this Agreement.

VII. CONSULTATION BETWEEN PARTIES

The Administrator and the Trust shall regularly consult with each other regarding the Administrator’s performance of its obligations under this Agreement.

VIII. LIAISON WITH ACCOUNTANTS

The Administrator shall act as a liaison with the Trust’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

IX. INDEMNIFICATION

The Administrator shall indemnify and hold harmless the Trust and its respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the Administrator’s bad faith, intentional misconduct or negligence in the performance of its duties, obligations or responsibilities set forth in this Agreement.

X. DISASTER RECOVERY PLAN

A. The Administrator warrants and represents that it:

(i) has reasonably designed disaster recovery plans;

(ii) has implemented various procedures and systems with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records and other data of the Trust and the Administrator’s equipment, facilities and other property used in the performance of its obligations hereunder that are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

(iii) upon request of the Trust, it shall provide evidence of its disaster recovery plan.

B. The Administrator shall continuously maintain and periodically test such reasonably designed back-up systems and disaster recovery plans, and shall report to the Funds and the Board no less than annually regarding such maintenance and testing. Upon the Trust’s request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, the Administrator shall not be responsible for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond its reasonable control (“Force Majeure Events”) include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, communication lines failures that are not the fault of either party, flood or catastrophe, acts of God or other similar events beyond its control.

C. In the event of a Force Majeure Event, the Administrator shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

XI. BOOKS AND RECORDS

A. Pursuant to its obligations hereunder, the Administrator shall maintain and keep current the books, records, accounts and other documents and preserve any such books, records, accounts and other documents in accordance with the Trust’s directions and applicable law, including, but not limited to, Rules 31a-1 and 31a-2 of the General Rules and Regulations of the 1940 Act, as such Rules may be amended. Such books, records, accounts and other documents shall be made available to the Trust, its officers and employees, and the Trust’s auditors during the Administrator’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Administrator to the Trust. The Administrator shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body in any requested review of the Trust’s accounts, records and reports by the Administrator or its independent accountants concerning its accounting system, and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

B. The Administrator agrees that it will, on behalf of itself and its officers and employees, treat as confidential and hold in the strictest confidence all books, records, accounts and other documents belonging to the Trust or pertaining to the business of the Trust, and shall not disclose such books, records, accounts and other documents except as specifically authorized by the Trust or as may be required by law. The Administrator shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its current and former shareholders.

C. The Administrator hereby specifically agrees that it will provide any sub-certifications reasonably requested by the Trust in connection with any certification required by the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated thereunder by the SEC, provided that the same do not change the Administrator’s standard of care.

XII. COMPLIANCE SERVICES

A. The Administrator shall provide the Trust with compliance services pursuant to the terms of this Section XII (Compliance Services) and Section I (Services). The compliance review and testing services to be provided shall be as mutually agreed between the Administrator and the Trust, and the results of the Administrator’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) in such form and with such frequency as the Trust’s CCO shall request from time to time. Each Compliance Summary Report shall be subject to review by the Trust. The Administrator will promptly correct any material compliance violations set forth in the report of the Trust’s CCO under Rule 38a-1 under the 1940 Act.

B. The Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. The Administrator shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

C. The Trust is responsible for its own compliance with applicable anti-money laundering (“AML”) laws. The Administrator will assist the Trust in meeting its obligations under applicable AML laws by carrying out the applicable activities listed in Section I, which are hereby delegated by the Trust to the Administrator. The Administrator agrees to such delegation and agrees to perform such services in accordance with the AML program.

XIII. PRIVACY

A. The Administrator agrees and acknowledges that: (i) certain customer (including current customers and past customers) and potential customer nonpublic personal information (“Customer Information”) is subject to the Trust’s Privacy Policy, as approved by the Board and as it may be amended from time to time; (ii) with respect to Customer Information, the Administrator and the Trust are subject to the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) as they may be amended from time to time (collectively, the “GLB Law”); and (iii) with respect to Customer Information, the Administrator and the Trust may also be subject to other federal and state privacy, confidentiality, consumer protection, advertising, electronic mail and data security laws and regulations, whether in effect now or in the future (“Other Privacy Laws”). Without limiting any other obligation of the Administrator or the Trust under this Agreement and thereafter in perpetuity, the Administrator will not gather, store or use any Customer Information of the Trust or of the Trust’s affiliates in any manner, and will not disclose, distribute, sell, share, rent or otherwise transfer Customer Information of the Trust or the Trust’s affiliates to any third party, as expressly provided in this Agreement, or as the Trust may expressly authorize in advance in writing. The Administrator represents, covenants and warrants that it will use, handle, collect, maintain, and safeguard Customer Information of the Trust and the Trust’s affiliates only in compliance with (A) the Trust’s Privacy Policy; (B) the GLB Law; and (C) Other Privacy Laws.

In addition, the Administrator agrees and acknowledges that pursuant to SEC Regulation S-P and Other Privacy Laws, the Trust’s Privacy Policy provides customers notice of how Customer Information will be safeguarded and how “red flags” – potential indicators of past or ongoing customer identify theft – will be addressed.

B. “Customer Information” shall mean all intentionally or unintentionally disclosed information however collected, including, without limitation, through non-electronic means pertaining to or identifiable to clients or prospective clients, including, without limitation: (i) name, address, email address, data about securities transactions; or any other identification data; and (ii) any information that reflects use of or interactions with the Trust. This Agreement shall not be construed as granting any ownership rights in the Administrator to Customer Information.

XIV. DURATION AND TERMINATION OF AGREEMENT

A. Duration. This Agreement shall become effective as of the date first written above, shall continue in effect until July 31, 2011 and shall remain in effect thereafter from year to year as so approved by the Board. Notwithstanding the foregoing, this Agreement may be terminated without penalty only by agreement of the parties upon not less than 60 days’ written notice or for cause pursuant to paragraph (B) below.

B. Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement for cause immediately at any time. For purposes of this Section XIV, “cause” shall mean:

1. bad faith, intentional misconduct or negligence on the part of the Administrator in the performance of its duties, obligations and responsibilities set forth in this Agreement;

2. a material breach of this Agreement that has not been promptly remedied following written notice of such breach from the non-breaching party;

3. in the event the Administrator is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against the Administrator which result in a determination that the Administrator has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which the Administrator had knowledge (it being understood that the Administrator is deemed to have knowledge of all investment restrictions, policies or procedures set forth in the Trust’s public filings or otherwise provided to the Administrator); or

4. financial difficulties on the part of the Administrator or its affiliates which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

C. Deliveries Upon Termination. Upon termination of this Agreement, the Administrator agrees to reasonably cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. Further, the Administrator agrees to continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis. In the event of such termination, the Administrator shall timely deliver all books and records, including electronic data, that are the property of the Trust in a commercially reasonable manner at no additional cost to the Trust. However, the Trust shall be responsible for (1) all additional expenses in connection with services provided by the Administrator or an affiliate not covered by this Agreement, and (2) all expenses, not related to services provided under this Agreement, in connection with the transition to the appointed replacement.

XV. AUTHORIZED PERSONS

A. Attached hereto as Schedule D is a list of persons duly authorized by the Board to execute this Agreement and give any written or (if authorized by the Trust) oral instructions, or written or (if authorized by the Trust) oral specifications, by or on behalf of the Trust. From time to time the Trust may deliver a new Schedule D to add or delete any person and the Administrator shall be entitled to rely on the last Schedule D actually received by the Administrator. For purposes of this Agreement, written instructions may include instructions delivered by facsimile or email, and may include standing instructions.

B. Notwithstanding any other provision in this Agreement, the Administrator shall not act on oral instructions from authorized persons unless the then-current certificate of the Trust specifying authorized persons, in the form set forth in Schedule D, authorizes authorized persons to give oral instructions.

XVI. GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to conflict of laws principles thereof.

XVII. SURVIVAL

All provisions herein regarding withholding of fees, indemnification, liability, confidentiality and governing law shall survive the termination of this Agreement.

XVIII. MISCELLANEOUS

A. The Administrator shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement or any other agreement approved by the Board, shall have no authority to act for or represent the Trust.

B. The Trust recognizes that the Administrator and its affiliates, pursuant to separate agreements, now render and may continue to render services to other investment companies and persons which may or may not have policies similar to those of the Trust and that the Administrator provides services for its own investments and/or those of its affiliates. The Administrator shall be free to provide such services and the Trust hereby consents thereto.

C. Neither this Agreement nor any transaction effected pursuant hereto shall be invalidated or in any way affected by the fact that Board members, officers, agents and/or shareholders of the Trust are or may be interested in the Administrator or any successor or assignee thereof, as board members, officers, stockholders or otherwise; that board members, officers, stockholders or agents of the Administrator are or may be interested in the Trust as Board members, officers, shareholders or otherwise; or that the Administrator or any successor or assignee is or may be interested in the Trust as shareholder or otherwise, provided, however, that neither the Administrator, nor any officer, Board member or employee thereof or of the

Trust, shall knowingly sell to or buy from the Trust any property or security other than shares issued by the Trust, except in accordance with applicable regulations or orders of the SEC.

D. Any notice, demand, change of address or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail or by transmittal by facsimile or other electronic medium addressed to the recipient at its principal place of business (or at such other address or addresses as a party may provide to the other from time to time, by notice):

If to the Administrator:

Columbia Wanger Asset Management, LLC

Attention: Bruce H. Lauer

227 West Monroe Street, Suite 3000

Chicago, Illinois 60606

Telephone: 312.634.9200

Facsimile: 312.634.0016

with a copy to:

Scott R. Plummer

Vice President and Chief Counsel, Asset Management

Ameriprise Financial, Inc.

50606 Ameriprise Financial Center

Minneapolis, MN 55474

Telephone: 612.671.1947

Facsimile: 612.671.3767

If to the Trust:

Columbia Acorn Trust

Attention: Charles P. McQuaid

227 West Monroe Street, Suite 3000

Chicago, Illinois 60606

Telephone: 312.634.9200

Facsimile: 312.634.1919

with a copy to:

K&L Gates LLP

Attention: Mary C. Moynihan

1601 K Street, N.W.

Washington, D.C. 20006

Drinker Biddle & Reath LLP

Attention: Diana E. McCarthy

One Logan Square, Suite 2000

Philadelphia, PA 19013

E. In connection with the services to be provided by the Administrator under this Agreement, the Trust agrees that the Administrator may, subject to compliance with requirements of applicable laws and regulations, (i) make use of its affiliated companies and their board members, trustees, officers and employees and (ii) subcontract for certain of the services described under this Agreement with the understanding that there shall be no diminution in the quality or level of the services and that the Administrator remains fully responsible for the services.

F. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

G. All information furnished by the Administrator to the Trust under this Agreement shall be confidential and shall not be disclosed to third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Trust to the Administrator under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where necessary to effect transactions or for the provision by third parties of services to the Trust, or where the Trust requests or authorizes the Administrator to do so. The Administrator may share information with its affiliates only for purposes of providing services under this Agreement, and subject to privacy and other relevant policies in effect from time to time.

H. A copy of the Agreement and Declaration of Trust of the Trust, as amended or restated from time to time, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust. Furthermore, notice is hereby given that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement with respect to the series of the Trust are several and not joint.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

COLUMBIA ACORN TRUST

On behalf of its series listed on Schedule A

By:

COLUMBIA WANGER ASSET MANAGEMENT, LLC

By:

Schedule A

Series of the Trust

Columbia Acorn Fund

Columbia Thermostat

Columbia Acorn USA

Columbia Acorn Select

Columbia Acorn International

Columbia Acorn International Select

Effective as of May 1, 2010

Schedule B

[Service level provisions to be negotiated.]

Schedule C

Fee Schedule

Assets	Rate of Fee
Up to $8 billion	0.05%
From $8 billion to $16 billion	0.04%
From $16 billion to $35 billion	0.03%
From $35 billion to $45 billion	0.025%
Over $45 billion	0.015%

Schedule D

[List of Authorized Persons to be inserted]